Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-62871) on Form S-8 of our report dated June 20, 2013 with respect to the statements of net assets available for benefits of Berry Petroleum Company as of December 31, 2012 and 2011, the related statement of changes in net assets available for benefits for the year ended December 31, 2012, and the related supplemental schedule of Schedule H, line 4i — schedule of assets (held at end of year), which report appears in the December 31, 2012 Annual Report  on Form 11-K of the Berry Petroleum Company Thrift Plan.

/s/ EKS&H LLLP

EKS&H LLLP

June 20, 2013
Denver, Colorado